Exhibit 99.1
Black Gaming Announces Further Reduction in Operations at the Oasis Resort Casino Golf and Spa
Press Release: Black Gaming
May 20, 2009
Mesquite, NV— Black Gaming, LLC (“Black Gaming”) today announced that it will further reduce the already significantly reduced operations at the Oasis Resort Casino Golf and Spa (“Oasis”).
In a statement, Black Gaming’s majority owner, Robert R. “Randy” Black, Sr. noted, “Due to the weakening economy and anticipated future decline in demand for our casino services, Black Gaming will further reduce the already significantly reduced operations at the Oasis beginning Wednesday, May 20, 2009. This move will impact approximately 147 of Black Gaming’s 1,700 plus employees. Operations at our CasaBlanca Resort and Casino and our Virgin River Hotel and Casino will continue as normal.
“This is an action that was taken only after significant consideration and implementation of other steps to increase revenues and reduce operating costs. While unprecedented for our company, it is an action that is essential to preserve the employment for the majority of our workforce.
The hotel, RV park and convention facilities at the Oasis will be used on an as-needed overflow basis. The Denny’s Restaurant, go-cart and miniature golf facilities will be closed. The Oasis golf course, gun club and time share facilities will remain open as will our other properties. Please visit our Central Human Resource office for additional information regarding employment services and assistance. Additionally, Oasis customers’ player points are redeemable at our other properties and may be transferred to the CasaBlanca or the Virgin River.
About Black Gaming
Oasis Resort Casino Golf and Spa is owned by Black Gaming, LLC headquartered in Las Vegas, Nevada. Black Gaming, LLC is a holding corporation and is an owner and operator of 3 gaming entertainment properties located in Mesquite, Nevada.
Contact:
Media:
Marty Rapson, 702-346-6883
V.P. Marketing

Forward-Looking Statements

The information in this Press Release contains “forward-looking statements” within the meaning of U.S. federal securities laws. The Company has based its forward-looking statements on current expectations and projections about the future, however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the Company’s actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2009 and in other filings made with the Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.